Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 19, 2025, with respect to the consolidated financial statements of Vimeo, Inc. included in the Registration Statement (Form F-1) and related Prospectus of Bending Spoons S.p.A. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 22, 2026